SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2013

ZIPCAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35131	04-3499525
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 First Street, 4th Floor

Cambridge, MA 02141

(Address of principal executive offices, including zip code)

(617) 995-4231

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.07	Submission of Matters to a Vote of Security Holders.

On March 7, 2013, Zipcar, Inc. (“Zipcar”) held a special meeting of stockholders (the “Special Meeting”) to (i) consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 31, 2012 (the “Merger Agreement”), by and among Avis Budget Group, Inc. (“Avis Budget”), Millennium Acquisition Sub, Inc. (“Merger Sub”) and Zipcar, pursuant to which (and subject to the conditions set forth therein) Merger Sub will merge with and into Zipcar, with Zipcar surviving as a wholly owned subsidiary of Avis Budget (the “Merger”), (ii) consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Zipcar’s named executive officers in connection with the Merger, and (iii) consider and vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there were insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.

There were 40,628,804 shares of Zipcar’s common stock issued and outstanding on the record date for the Special Meeting. At the Special Meeting there were 29,941,754 shares voted by proxy or in person. The results for each matter voted on were as follows:

1.	Proposal to adopt the Merger Agreement:

FOR	AGAINST	ABSTAIN
29,405,047	509,671	27,036

2.	Proposal to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Zipcar’s named executive officers in connection with the Merger:

FOR	AGAINST	ABSTAIN
25,438,043	2,480,336	2,023,375

3.	Proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement:

FOR	AGAINST	ABSTAIN
27,693,521	2,205,542	42,691

Adjournment of the Special Meeting to a later time or date was not necessary or appropriate because there were sufficient votes at the time of the Special Meeting to approve the adoption of the Merger Agreement. No other business properly came before the Special Meeting.

Item 8.01	Other Events.

On March 7, 2013, Zipcar issued a press release announcing the results of the Special Meeting, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated March 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIPCAR, INC.

(Registrant)

By:	/s/ Dean J. Breda
Dean J. Breda
General Counsel and Secretary

Date: March 7, 2013

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press release dated March 7, 2013.